Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media: David Fraser
Stamford, CT: +1 (203) 905 2410	Lausanne: +41 582 424 500
Lausanne: +41 582 424 666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

Philip Morris International
Declares Regular Quarterly Dividend of $1.35 Per Share

STAMFORD, CT, March 6, 2025 – The Board of Directors of Philip Morris International Inc. (NYSE: PM) today declared a regular quarterly dividend of $1.35 per common share, payable on April 10, 2025, to shareholders of record as of March 20, 2025. The ex-dividend date is March 20, 2025. For more details on stock, dividends and other information, see www.pmi.com/dividend.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International is a leading international tobacco company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested over $14 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. Following a robust science-based review, the U.S. Food and Drug Administration has authorized the marketing of Swedish Match’s General snus and ZYN nicotine pouches and versions of PMI’s IQOS devices and consumables - the first-ever such authorizations in their respective categories. Versions of IQOS devices and consumables and General snus also obtained the first-ever Modified Risk Tobacco Product authorizations from the FDA. As of December 31, 2024, PMI's smoke-free products were available for sale in 95 markets, and PMI estimates that 38.6 million adults around the world use PMI's smoke-free products. The smoke-free business accounted for approximately 39% of PMI’s total full-year 2024 net revenues. With a strong foundation and significant expertise in life sciences, PMI has a long-term ambition to expand into wellness and healthcare areas and aims to enhance life through the delivery of seamless health experiences. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.